EXHIBIT 99.1

Contact:	Karen L. Dexter Director, Investor Relations (650) 367-4111

AMPEX CORPORATION BOARD OF DIRECTORS PROPOSES REVERSE STOCK SPLIT

REDWOOD CITY, CA. April 7, 2003. Ampex Corporation (Amex:AXC) today announced that its Board of Directors unanimously recommended and approved a proposed amendment to the Company’s charter, subject to approval by shareholders, to effect a reverse stock split of Ampex’s Class A common shares. The intention is to reduce the number of the Company’s current outstanding shares of approximately 63.4 million on a one-for-twenty basis. Information regarding the proposed action will be contained in the proxy statement, which is scheduled to be mailed to shareholders on April 25th. The proposal will be voted on at the Company’s annual meeting, to be held on June 6th in San Francisco. If approved by shareholders, the proposal would be effective upon filing the amended charter with the Delaware Secretary of State, as soon as practicable following the meeting. Until effectiveness, the number of outstanding Class A common shares will remain unaffected by the Board’s action.

At the current price per share, which was $0.10 at the close of business April 4th, the percentage of value that is charged when buying or selling Ampex stock is extremely high. The Company believes an increase in the price per unit of the Company’s stock could make trading more economically feasible. However, the actual effect of the reverse split cannot be predicted, and there can be no assurance that the trading price per Class A share will increase by a factor of 20, or that any increase will be sustained after the split becomes effective.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to: the effect of possible continuing losses; the Company’s liquidity and anticipated interest expenses; the risk of significant future losses from operations; its sales and royalty forecasts for future periods; the Company’s marketing, product development, acquisition, investment, licensing and other strategies; redemption of the Company’s outstanding Preferred Stock; possible future issuances of debt or equity securities; the possible effects of a reclassification of the Company’s outstanding Class A Stock; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in the Company’s Form 10-K for fiscal 2002, filed with the Securities and Exchange Commission. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligation to update such statements.